Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of this ___day of ___________, 2014, between Midstate Community Bank, a Maryland state-chartered commercial bank ("Bank"), Midstate Bancorp, Inc., a Maryland corporation and a bank holding company ("Company") and N. Alan Anthony, a resident of the State of Maryland ("Employee").

WHEREAS, the Bank is a wholly owned subsidiary of the Company;

WHEREAS, the Bank and the Company (collectively, the "Employer") desire to assure themselves of the continued availability of Employee's services as provided in this Agreement; and

WHEREAS, the Employee is willing to be employed by Employer on the terms and conditions contained herein.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.            DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:

1.1         "Agreement" means this Agreement and any exhibits incorporated by reference, together with any amendments made in the manner described in this Agreement.

1.2         "Area" means the geographic area the radius of which is twenty five (25) miles from the main office of Employer.

1.3         "Board" means the boards of directors of the Bank and the Company.

1.4         "Business of Employer" means the business of providing banking services and any activities in which Employer is permitted to engage in by the Maryland Commissioner of Financial Regulation ("Commissioner") and the Federal Deposit Insurance Corporation or any successor agencies thereto.

1.5         "Cause" means, any of the following events or conduct preceding a termination of employment initiated by Employer:

(a)          any act or failure to act that constitutes fraud, dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, personal dishonesty, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than a traffic violation or similar offense), or final cease and desist order;

(b)          the conviction of Employee of a felony or crime involving moral turpitude;

(c)          Employee's entering into any transaction or contractual relationship (other than this Agreement) with, or diversion of business opportunity from, Employer (other than on behalf of Employer or with the prior written consent of the Board);

(d)          Employee breaches any of the covenants contained in Sections 5 through 8 of this Agreement or materially breaches any other portion of this Agreement; or

(e)          conduct by Employee that results in removal of Employee as an officer or employee of Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over Employer.

1.6         "Change in Control" means any one of the following events:

(a)         within any twelve-month period (beginning on or after the Effective Date), the acquisition by any entity or person or entities or persons acting in concert of voting securities of either the Bank or the Company representing twenty five percent (25%) or more of the total voting power of all voting securities of the Bank or the Company, as the case may be;

(b)         within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of, with the approval of or by ratification of the Board by at least a majority of the directors who then qualified as Incumbent Directors;

(c)         the approval by the stockholders of either the Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or with the acknowledgment by the parties hereto that a recapitalization does not constitute a reorganization, merge or consolidation; or

(d)         the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

1.7         "Company" means Midstate Bancorp, Inc., a Maryland corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company owns all of the outstanding stock of the Bank.

1.8         "Effective Date" means ______________, 2014.

1.9         "Information" means Confidential Information and Trade Secrets.

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1.10       "Confidential Information" means data and information relating to the Business of Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through Employee's relationship to Employer and which has value to Employer and is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.11       "Good Reason" means any of the following events or conduct occurring without the consent of Employee:

(a)          a material diminution in the authority, duties, and powers, responsibilities or Base Salary (as defined in Section 4.1.1) of Employee or a material change as to whom Employee reports, which in the case of Employee is the Board;

(b)          the failure of the Board to elect Employee as the President and Chief Executive Officer of the Bank and the Company;

(c)          a material breach of the terms of this Agreement by Employer;

(d)          a material diminution in the budget over which Employee retains authority comparing one year's budget to the following year's budget;

(e)          a change in the location of the principal office of Employee outside of the Area, which the parties agree shall constitute a material change provided, however, that Employee's vote as a Director of Employer in favor of a change in the location of the principal office of Employer outside of the Area shall constitute Employee's consent to such change in location; or

(f)          failure of the Board to nominate Employee to be a director of the Bank and the Company; provided, however, that no termination of employment which is triggered by any conduct or event described in this Section 1.11 shall constitute a termination of employment for Good Reason, unless Employee has first provided Employer with the opportunity to cure the event or conduct by giving Employer, within ninety (90) days (the "Cure Period") of the initial existence of the event believed by Employee to constitute a Good Reason, a written notice describing in sufficient detail Employee's belief that a Good Reason exists, Employer does not cure the event or conduct within ninety (90) days after receipt of such notice from Employee, and Employee terminates employment within thirty (30) days after the expiration of the Cure Period. Employer may, at its sole discretion, waive the Cure Period.

1.12       "Permanent Disability" means the inability of Employee to perform Employee's duties under this Agreement for ninety (90) days in any one year measured from the Effective Date (the first year ends on the first anniversary of the Effective Date, the second year ends on the second anniversary of the Effective Date and the third year ends on the third anniversary of the Effective Date) as certified by a physician chosen by Employer and reasonably acceptable to Employee.

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1.13       "Trade Secrets" means all Employer information defined to constitute a trade secret under applicable law, which may include, but not be limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)          derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)          is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.            DUTIES.

2.1         Employee is employed as President and Chief Executive Officer of Employer and will report to the Board. The duties and responsibilities of Employee are set forth on Exhibit A to this Agreement. Employee must perform and discharge well and faithfully those duties in addition to any other duties which may be assigned to Employee from time to time by Employer in connection with the conduct of its business. In addition to the duties and responsibilities specifically assigned to Employee pursuant to Section 2.1 of this Agreement, Employee must:

(a)          devote substantially all of Employee's time, energy and skill to the performance of the duties of Employee's employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)          diligently follow and implement all management policies and decisions communicated to Employee by the Board; and

(c)          timely prepare and forward to the Board all reports and accounting as may be requested of Employee.

2.2         Employee must not during the Term of this Agreement be engaged (during normal business hours or otherwise) in any other business or professional activity that is in competition with, conflicts with or otherwise adversely affects Employee's job performance with Employer, whether or not such activity is pursued for gain, profit or other pecuniary advantage. This section shall not be construed as preventing Employee from:

(a)          investing Employee's personal assets in businesses which are not in competition with the Business of Employer and which will not require any services on the part of Employee in their operation or affairs and in which Employee's participation is solely that of an investor;

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(b)          purchasing securities in any corporation whose securities are regularly traded, provided that such purchase will not result in Employee collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of Employer; and

(c)          participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board approves of such activities prior to Employee's engaging in them.

3.            TERM AND TERMINATION.

3.1         Term. The term of this Agreement is three (3) years commencing on the Effective Date. Commencing on the first anniversary of the Effective Date and continuing on each anniversary date thereafter (in each case the "Anniversary Date"), this Agreement shall renew for one (1) additional year unless the Employee or Employer gives the other written notice thirty (30) days prior to each Anniversary Date that such party will not renew this Agreement. The initial term and any renewals thereof are referred to as the "Term." In the event the Employee or Employer gives notice of non renewal, this Agreement, with the exception of Section 20 hereof, all obligations of Employer to Employee under this Agreement will terminate at the expiration of the then existing Term. Sixty (60) days prior to each anniversary date hereof, the Board of Employer or a committee thereof will conduct a comprehensive performance evaluation and review of Employee to determine whether to give notice of non renewal as provided herein. The evaluation and review shall be documented in the minutes of the Board or committee of Employer.

3.2         Termination. The employment of Employee under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

3.2.1.      By Employer:

(a)          for Cause at any time, upon written notice to Employee, in which event Employer shall have no further obligation to Employee, except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

(b)          without Cause at any time, upon written notice to Employee, in which event Employer shall make the termination payments under Section 3.7.

(c)          upon the death or Permanent Disability of Employee in which event Employer shall have no further obligation to Employee, except for the payment of any amounts due and owing under Section 4 on the effective date of the termination.

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3.2.2.      By Employee:

(a)          upon the Permanent Disability of Employee, in which event Employer shall have no further obligation to Employee, except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

(b)          for Good Reason, in which event Employer shall make the termination payments under Section 3.7.

(c)          without Good Reason at any time, upon thirty (30) days prior written notice to Employer, in which event Employer shall have no further obligation to Employee, except for the payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3.      By Employee or Employer upon a change in control or within six (6) months thereafter; provided that Employee gives at least thirty (30) days' prior written notice to Employer of Employee's intention to terminate this Agreement with such resignation to be effective immediately at the end of such thirty (30) day period, in which event Employer will be required to make a termination payment under Section 3.7 except that if Employee is terminated for Cause, Section 3.2.1(a) is applicable and no termination payments are due under Section 3.7; or

3.2.4.      At any time upon mutual, written agreement of the parties, in which event Employer shall have no further obligation to Employee, except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.3        Effect of Termination. Termination of the employment of Employee pursuant to Section 3.2 shall be without prejudice to any right or claim, which may have previously accrued to either Employer or Employee under this Agreement and shall not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement. Upon termination of the employment of Employee pursuant to Sections 3.2(a) or (c), Employee agrees to and shall resign as director of the Bank and Company.

3.4         Suspension With Pay. Nothing contained in this Agreement shall preclude Employer from relieving Employee of Employee's normal duties and suspending Employee, with pay, during the pendency of any investigation or examination to determine whether Cause exists for termination of Employee.

3.5         Suspension Without Pay. If Employee is suspended and/or temporarily prohibited from participating in the conduct of Employer's business by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, Employer's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, Employer may in its discretion:

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(a)          pay Employee all or part of the compensation withheld while its contract obligations were suspended; and/or

(b)          reinstate (in whole or in part) any of its obligations, which were suspended.

3.6         Other Regulatory Requirements.

3.6.1.      If Employee is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Employer and Employee shall not be affected. If Employer is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement shall terminate as of the date of such default. Further, all obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of the Agreement is necessary for the continued operation of Employer:

(a)          by the Director (the "Director") of the Federal Deposit Insurance Corporation ("FDIC") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority of the Federal Deposit Insurance Act; or

(b)          by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of Employer or when Employer is determined by the Director to be in an unsafe or unsound condition.

3.6.2.    No vested rights of Employee under this Agreement shall be affected, except that any payments made to Employee pursuant to this Agreement, including but not limited to Sections 3.2.2 and 3.7, or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

3.7         Termination Payments. Except as otherwise provided in Section 3.7.1, in the event and only in the event this Agreement is terminated by Employer pursuant to Section 3.2.1(b) or by Employee pursuant to Section 3.2.2 (b) and a Change in Control has not occurred, immediately following the effective date of such termination and continuing thereafter on the normal payroll dates of Employer, Employer shall pay to Employee as severance pay and liquidated damages an amount equal to the then current monthly Base Salary plus any amount equal to the amount Employee would need to pay to retain health, life and other benefits provided to Employee at the time of termination for a period equal to the remaining Term.

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In the event and only in the event a Change in Control has occurred and this Agreement is terminated by Employee or Employer pursuant to Section 3.2.3, Employee shall be entitled to a lump sum payment equal to 2.99 times his Average Annual Compensation, and except as otherwise provided in Section 3.7.1 shall be paid an estimated amount of such lump sum payment by Employer on the first normal payroll date following the effective date of termination of this Agreement, with the balance payable within thirty (30) days thereafter. As used herein, the term "Average Annual Compensation" means the Employee's average annual taxable compensation paid by the Employer during the most recent five (5) taxable years ending before the date the Change in Control occurs (or such portion of such period during which the Employee was employed by the Employer).

3.7.1.    Notwithstanding Section 3.7, if any stock of the Company or the Bank is publicly traded on an established securities market or otherwise, and the Employee is a "specified employee" of the Company or the Bank, as applicable, within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments pursuant to Section 3.7 shall be made prior to the date which is six months after the Employee's separation from service. Any amount that would otherwise be paid prior to such date pursuant to Section 3.7 shall be paid on the first normal payroll date following the Employee's separation from service.

4.            COMPENSATION AND BENEFITS.

4.1        Compensation. Employee shall receive the following salary and benefits:

4.1.1       Base Salary. During the Term, Employee shall receive a base salary at the rate of not less than $________ per annum, payable in substantially equal installments in accordance with Employer's regular payroll practices ("Base Salary"). Employee's Base Salary will be reviewed by the Board annually, and Employee shall be entitled to receive annually an increase in such amount or a bonus, if any, as may be determined by the Board in its sole discretion. Employee shall not receive any fees or compensation with respect to his service as director.

4.1.2       Incentive Compensation.

(a)          In addition to Employee's Base Salary under Section 4.1.1, Employer may, in its sole discretion, pay Employee a cash bonus as determined each year by the Board.

(b)          Employee shall also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of Employer from time to time.

The bonus amounts to which Employee is entitled pursuant to this Section 4.1.2 are referred to as "Incentive Compensation".

4.2         Business Expenses; Memberships. During the Term, Employer shall reimburse Employee for: (a) reasonable business (including travel) expenses, including but not limited to cell phone expenses, incurred by Employee in the performance of Employee's duties, as approved from time to time by the Board; and (b) the dues and business related expenditures associated with membership in professional associations which are commensurate with Employee's position, as approved from time to time by the Board; provided, however, that Employee must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

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4.3         Vacation. During the Term and on a non-cumulative basis, Employee shall be entitled to five weeks vacation in each year of this Agreement in accordance with Employer's vacation policy as then in effect, during which Employee's Base Salary will be paid in full. Employee shall be entitled to carry over to the next year a maximum of forty (40) hours of leave from any year in which leave is not used. Employee may have an aggregate carry over maximum of forty (40) hours. For example if forty (40) hours of leave is not used in year one and forty (40) hours of leave is not used in year two, Employee will have forty (40) hours of leave in year three and not 80 hours.

4.4         Benefits. During the Term, Employee shall be eligible to participate in all health, life insurance and disability plans offered by Employer to its officers.

4.5         Withholding. During the Term, Employer may deduct from each payment of compensation under this Agreement all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA, and other withholding requirements and as specifically authorized by Employee in writing.

5.            INFORMATION

5.1         Ownership of Information. All Information received or developed by Employee while employed by Employer shall remain the sole and exclusive property of Employer.

5.2         Obligations of Employee. Employee shall: (a) hold all Information in strictest confidence; (b) not use, duplicate, reproduce, distribute, disclose or otherwise disseminate Information in any form; and (c) not take or fail to take any action with respect to Information which would result in any Information losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that Employee is required by law to disclose any Information, Employee shall not make such disclosure unless (and then only to the extent that) Employee has been advised by the Company's legal counsel that such disclosure is required by law and then only after prior written notice is given to Employer as soon as Employee becomes aware that such disclosure has been requested or may be required by law. Section 5 shall survive the termination of this Agreement with respect to Information for so long as such information remains Confidential Information or a Trade Secret.

5.3         Delivery upon Request or Termination. Upon request by Employer, and in any event upon termination of employment, Employee shall immediately deliver to Employer all property belonging to Employer, including without limitation, all Information then in Employee's possession or control.

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6.            NON-COMPETITION. During the Term and, in the event of Employee's termination of employment for Cause or pursuant to Section 3.2.2(c), thereafter for a period of six (6) months, Employee will not (except on behalf of or with the prior written consent of Employer), within the Area, either directly or indirectly, on Employee's own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer, engage in any business which is the same as or essentially the same as the Business of Employer.

7.            NON-SOLICITATION OF CUSTOMERS. During the Term and, in the event of Employee's termination of employment, regardless of the reason for such termination, thereafter for a period of six (6) months, Employee will not (except on behalf of or with the prior written consent of Employer), on Employee's own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of Employer's customers, including actively sought prospective customers, with whom Employee has or had material contact during the last one (1) year of Employee's employment, for purposes of providing products or services that are competitive with those provided by Employer.

8.            NON-SOLICITATION OF EMPLOYEES. During the Term and, in the event of Employee's termination of employment, regardless of the reason for such termination, thereafter for a period of six (6) months, Employee will not, on Employee's own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of Employer, whether or not such employee is a full-time employee or a temporary employee of Employer and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9.            REMEDIES. The covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement, are reasonable, and are necessary to protect the business, interests and properties of Employer. Irreparable loss and damage will be suffered by Employer if Employee breaches any of those covenants. In addition to all other remedies provided by law or in equity, Employer shall be entitled to injunctive relief to prevent a breach or potential breach of any of the covenants.

10.           SEVERABILITY. Each provision of this Agreement is separate, distinct and severable from the other provisions. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. If any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction, Employer and Employee expressly direct and authorize that court to modify the provision and to enforce it as modified.

11.          NO SET-OFF BY EMPLOYEE. The existence of any claim, demand, action or cause of action by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights under any provision of this Agreement, including but not limited to Sections 5 through 8.

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12.          NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties at the following addresses:

If to Employer:	Midstate Community Bank
6810 York Road
Baltimore, Maryland 21212

With copy to:	Frank C. Bonaventure
OBER | KALER
100 Light Street
Baltimore, Maryland 21202

If to Employee:	N. Alan Anthony
1307 Dulaney Valley Road
Baltimore, Maryland 21286

13.           ASSIGNMENT. Neither party to this Agreement may assign or delegate any of its rights and obligations under this Agreement without the written consent of the other party.

14.           WAIVER. A waiver by Employer of any breach of this Agreement by Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of any provision of this Agreement or another breach.

15.           ATTORNEYS' FEES. Each party hereto will be responsible for its own legal fees in any dispute under this Agreement.

16.           APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland. In any judicial action pertaining to this Agreement, the parties shall submit to venue and personal and subject matter jurisdiction in the appropriate state court located in Baltimore County, Maryland and shall refrain from challenging the venue or jurisdiction in that court.

17.           INTERPRETATION. Words importing the singular form shall include the plural and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof" and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

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18.           ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter of this Agreement and supersedes and replaces all prior promises, representations, and statements regarding that subject. This Agreement may not be modified except by a writing signed by Employee and a duly authorized representative of Employer.

19.           RIGHTS OF THIRD PARTIES. Nothing expressed in this Agreement confers upon any person or entity, other than the parties and their permitted assigns, any rights or remedies under this Agreement.

20.           INDEMNIFICATION. During the Term and thereafter, Employer shall indemnify Employee (and his heirs, executors and administrators) to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director of officer of Employer (whether or not he continues to be an officer or director at the time of incurring such expenses or liabilities) (the "Actions"), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board). During the Term and thereafter, Employer shall advance reasonable costs and expenses, including reasonable attorney's fees, to Employee (and his heirs, executors and administrators) with respect to Actions to the fullest extent permitted under Maryland law. Such indemnification shall not extend to matters as to which Employee is finally adjudged to be liable for willful misconduct in the performance of his duties.

21.           SURVIVAL. The obligations of the Employee pursuant to Sections 5 through 8 and Employer pursuant to Section 20 of this Agreement shall survive the termination of Employee's employment.

22.           SOURCE OF PAYMENTS. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Employee and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

MIDSTATE COMMUNITY BANK

By:
Name:
Title:

MIDSTATE BANCORP, INC.

By:
Name:
Title:

N. Alan Anthony

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EXHIBIT A

Job Title:	President and Chief Executive Officer

Subject to Board direction, the Officer shall have responsibility for the general management of the business and affairs of Employer and its subsidiaries, if any, and shall perform all duties and shall have all powers which are commonly incident to the offices of President and Chief Executive Officer or which, consistent with those offices, are delegated to him by the Board. The Officer's duties include, but are not limited to:

Making recommendations to the Board concerning the strategies, capital structure, tactics, and general operations of the Employer;

Managing the day-to-day operations of the Employer;

Supervising other officers and employees of the Employer;

Promoting the Employer and its services;

Recruiting, promoting, replacing, evaluating, and determining compensation of employees, other than himself, all within the Employer's budget approved by its Boards of Directors;

Managing the efforts of the Employer to comply with applicable laws and regulations and any administrative and enforcement document requirements, including taking reasonable steps within his authority to help assure that the Employer will maintain and (acceptable) regulatory posture;

Providing complete, timely, and accurate reports to the Board regarding the material affairs and the condition of the Employer; and

Promoting the effectiveness of the Board by providing timely and complete information and reports.

Reports to:	Board of Directors

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